As filed with the United States Securities and Exchange Commission on October 19, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LIVANOVA PLC

(Exact Name of Registrant as Specified in its Charter)

England and Wales	3845	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5 Merchant Square

London W2 1AY

United Kingdom

Telephone: +44 20 37865275

(Address, including zip code, of principal executive offices)

LIVANOVA PLC 2015 INCENTIVE AWARD PLAN

LIVANOVA PLC EMPLOYEE BENEFIT TRUST

CYBERONICS, INC. 2009 STOCK PLAN

CYBERONICS, INC. 2005 STOCK PLAN

CYBERONICS, INC. AMENDED AND RESTATED 1997 STOCK PLAN

CYBERONICS, INC. AMENDED AND RESTATED 1996 STOCK PLAN

CYBERONICS, INC. NEW EMPLOYEE EQUITY INDUCEMENT PLAN

(Full title of the plans)

c/o C T Corporation System

111 Eighth Avenue

New York, NY 10011

United States

+1(212) 894-8800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Luke Bergstrom, Esq.

Roderick Branch, Esq.

Bradd Williamson, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Telephone: (650) 328-4600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value £1 per share	10,586,323 (2)	$1.546 (6)	$16,366,455.36	$1,648.10
Ordinary Shares, par value £1 per share	180,076 (3)	$51.34 (7)	$9,245,101.84	$930.98
Ordinary Shares, par value £1 per share	333,430 (4)	$1.546 (6)	$515,482.78	$51.91
Ordinary Shares, par value £1 per share	813,794 (5)	$44.25 (8)	$36,010,384.50	$3,626.25

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant, par value £1 per share (“Ordinary Shares”), that become issuable under the Registrant’s 2015 Incentive Award Plan, the Cyberonics, Inc. 2009 Stock Plan, the Cyberonics, Inc. 2005 Stock Plan, the Cyberonics, Inc. Amended and Restated 1997 Stock Plan, the Cyberonics, Inc. Amended and Restated 1996 Stock Plan and the Cyberonics, Inc. New Employee Equity Inducement Plan (collectively, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares.
(2)	Represents Ordinary Shares issuable upon exercise or settlement of awards that may be granted pursuant to (a) the LivaNova PLC 2015 Incentive Award Plan and the LivaNova PLC Employee Benefit Trust (8,800,000 Ordinary Shares) and (b) the Cyberonics, Inc. 2009 Stock Plan (based on the existing unused share reserve under such plan, as converted based on the Cyberonics Exchange Ratio) (1,786,323 Ordinary Shares).
(3)	Represents Ordinary Shares issuable under the LivaNova PLC 2015 Incentive Award Plan and the LivaNova PLC Employee Benefit Trust upon the exercise of Sorin SARs granted under the Sorin 2014-2016 Long-Term Incentive Plan (the “2014 LTIP”).
(4)	Represents Ordinary Shares issuable upon exercise of (a) Sorin Performance Awards granted under the Sorin 2012-2014 Long-Term Incentive Plan (the “2012 LTIP”), the 2013-2015 Long-Term Incentive Plan and the 2014 LTIP (collectively, the “Sorin LTIP Plans”) (264,821 Ordinary Shares) and (b) Sorin Deferred Bonus Shares granted under the Sorin Deferred Bonus Plan (68,609 Ordinary Shares).
(5)	Represents Ordinary Shares issuable upon the exercise of Cyberonics Options granted pursuant to (a) the Cyberonics, Inc. 2009 Stock Plan, (b) the Cyberonics, Inc. 2005 Stock Plan, (c) the Cyberonics, Inc. Amended and Restated 1997 Stock Plan, (d) the Cyberonics, Inc. 1996 Stock Plan and (e) the Cyberonics, Inc. New Employee Equity Inducement Plan (collectively, the “Cyberonics Stock Plans”).
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the book value of the Ordinary Shares, calculated as of October 16, 2015 at the exchange rate of U.S. dollars per British Pound of $1.546 (as reported on October 15, 2015), since there has not been any trading in the Registrant’s Ordinary Shares.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share is based on the weighted average exercise price per share of the Sorin SARs (as converted to LivaNova awards based on the Sorin Exchange Ratio).
(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share is based on the weighted average exercise price per share of the outstanding Cyberonics Options (as converted to LivaNova awards based on the Cyberonics Exchange Ratio).

EXPLANATORY NOTE

On March 23, 2015, LivaNova PLC, a public limited company incorporated under the laws of England and Wales (herein referred to as “LivaNova” or the “Registrant”), Cypher Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LivaNova PLC (“Merger Sub”), Sorin S.p.A., a joint stock company organized under the laws of Italy (“Sorin”), and Cyberonics, a Delaware corporation (“Cyberonics”), entered into a merger agreement (the “Merger Agreement”). Pursuant to the Merger Agreement, Sorin merged with and into LivaNova PLC, with LivaNova PLC continuing as the suriving company (the “Sorin Merger”). Immediately following the Sorin Merger, Merger Sub merged with and into Cyberonics, with Cyberonics continuing as the surviving company and as a wholly owned subsidiary of LivaNova PLC (the “Cyberonics Merger”). We refer to the Sorin Merger and the Cyberonics Merger together as the “Mergers”.

At the effective time of the Sorin Merger, each stock appreciation right granted under the 2014 LTIP (each, a “Sorin SAR”) was fully vested and converted into a stock appreciation right issued under the Sub-Plan with respect to a number of Shares equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) the number of ordinary shares of Sorin subject to such Sorin SAR by (ii) the Sorin exchange ratio of 0.0472 (the “Sorin Exchange Ratio”), at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (a) the per share exercise price specified in the Sorin SAR by (b) the Sorin Exchange Ratio (which exercise price may have been converted into U.S. dollars or British pounds based on the applicable currency exchange rates). Also as of the effective time of the Sorin Merger, (i) any vesting conditions applicable to each outstanding restricted stock unit pursuant to the Sorin LTIP Plans other than the 2012 LTIP (each a “Sorin RSU”) and each outstanding performance share pursuant to the Sorin LTIP Plans other than the 2012 LTIP (each, a “Sorin Performance Share”) accelerated at 100% at the target level and was converted based on the Sorin Exchange Ratio into the right to receive a number of Shares issued under the Sub-Plan (together, the “Converted Sorin Share Awards”), with a portion of the Converted Sorin Share Awards to be provided within three business days of the effective time of the Sorin Merger, an additional portion of the Converted Sorin Share Awards to be provided on February 26, 2016 and an additional portion of the Converted Sorin Share Awards to be provided on February 26, 2017. As of the effective time of the Sorin Merger, holders of performance shares granted under the 2012 LTIP were entitled to receive a number of Shares equal to the product of (i) 69.43% of the number of Sorin ordinary shares that would have been payable with respect to such performance shares under the terms of the 2012 LTIP if the respective performance target levels had been achieved at 100% with respect to such awards by (ii) the Sorin Exchange Ratio (the “2012 Sorin Performance Shares”). As of the effective time of the Sorin Merger, any vesting conditions applicable to outstanding deferred bonus shares (the “Deferred Shares”) were accelerated and each Deferred Share was converted into the right to receive a number of Shares equal to the product of (i) the number of Sorin ordinary shares subject to the Deferred Share as of the Sorin Merger by (ii) the Sorin Exchange Ratio. All outstanding awards became fully vested in connection with the Sorin Merger.

At the effective time of the Cyberonics Merger, each outstanding unvested Cyberonics stock option granted pursuant to the Cyberonics Stock Plans (the “Cyberonics Options”) became fully vested, and all Cyberonics Options (other than any option granted prior to January 1, 2013 held by any directors or executive officer of Cyberonics which was cashed out) were then cancelled and converted into an option to purchase a number of Shares equal to the product (rounded down to the nearest whole number) of (i) the total number of shares subject to such stock option immediately prior to the Cyberonics Merger and (ii) 1.0 (the “Cyberonics Exchange Ratio”), at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (a) the per share exercise price of such Cyberonics Option by (b) the Cyberonics Exchange Ratio. As a result of the Mergers, the Registrant assumed the Cyberonics Stock Plans at the effective time of the Cyberonics Merger and may also issue future equity or equity-based awards under the Cyberonics, Inc. 2009 Stock Plan to employees who (i) were employees of Cyberonics prior to the effective time of the Cyberonics Merger or (ii) are hired by the Registrant or any of its subsidiaries (including Cyberonics) after the effective time of the Cyberonics Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in a Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the Plan are available without charge by contacting:

LivaNova PLC

Attn: Brian Sheridan

5 Merchant Square

London W2 1AY

United Kingdom

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) LivaNova’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 21, 2015 (the “Prospectus”);

(b) Cyberonics’ Annual Report on Form 10-K for the fiscal year ended April 24, 2015, filed with the Commission on June 15, 2015 (as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on July 1, 2015 and Amendment No. 2 on Form 10-K/A filed on July 28, 2015);

(c) All other reports filed by Cyberonics pursuant to Section 13(a) or 15(d) of the Exchange Act since the annual report referred to in (b) above; and

(d) the description of LivaNova’s Ordinary Shares contained in the Prospectus under the heading “Description of Holdco Ordinary Shares.”

All reports and other documents filed by LivaNova with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since August 19, 2015 and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

LivaNova is currently a public limited company incorporated under the laws of England and Wales. Chapter 7 of Part 10 of the U.K. Companies Act 2006 contains provisions relating to directors’ liability. All statutory references in this Item 6 are to the U.K. Companies Act 2006.

Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 232(2) makes void any provision by which a company directly or indirectly provides an indemnity for a director of the company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company, except if permitted as:

(a) liability insurance within Section 233;

(b) qualifying third-party indemnity provisions falling within Section 234; or

(c) qualifying pension scheme indemnity provision under Section 235.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 allows LivaNova to provide an indemnity against liability incurred by a director to someone other than LivaNova or an associated company of LivaNova. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal or civil proceedings or application for relief under Sections 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct) of the U.K. Companies Act 2006.

Section 235 allows LivaNova to provide indemnification to a director that is a trustee of an occupational pension scheme if joint liability incurred in connection with the company’s activities as trustee of the scheme. Such provision does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal proceedings.

Any indemnity provided under Section 234 or Section 235 must be disclosed in the company’s annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every member has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.

The LivaNova articles of association provide that, subject to the U.K. Companies Act 2006, LivaNova may indemnify any person who is or was a director of LivaNova or any associated company against any loss or liability incurred by him whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise, in relation to LivaNova or any associated company, and any person who is or was a director of an associated company that is a trustee of an occupational pension scheme, against any liability incurred by him in connection with the company’s activities as trustee of an occupational pension scheme.

The LivaNova articles of association also provide that, subject to the U.K. Companies Act 2006, LivaNova may purchase and maintain insurance for or for the benefit of any person who is or was a director, officer or employee of LivaNova, or any corporate entity which is or was the holding company or subsidiary undertaking of LivaNova, or in which LivaNova or such holding company or subsidiary undertaking has or had any interest or with which LivaNova or such holding company or subsidiary undertaking is or was in any way allied or associated. This includes, without limitation, insurance against any loss or liability or any expenditure such director, officer or employee may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, powers or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to LivaNova or the relevant body.

The Merger Agreement provides that, from and after the completion of the Mergers, LivaNova and the Cyberonics Merger surviving corporation (in the case of directors, officers, employees and agents of Cyberonics and its subsidiaries), and LivaNova or one of its subsidiaries, to the extent required by law and for a period of six (6) years following the Sorin Merger effective time (in the case of directors, officers, employees and agents of Sorin and its subsidiaries), will indemnify and hold harmless, to the fullest extent permitted under applicable law (and advance expenses as incurred, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification) each present and former director, officer, employee and agent of Cyberonics, Sorin or any of their subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, settlement amounts, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil criminal, administrative or investigative, arising out of or related to such person’s service as a director, officer, employee or agent of Sorin or its subsidiaries at or prior to the Sorin merger effective time, or of Cyberonics or any of its subsidiaries at or prior to the Cyberonics merger effective time.

The Merger Agreement further provides that, for a period of not less than six years after completion of the Mergers, the articles of association, certificates of incorporation and by-laws of LivaNova, the Cyberonics Merger surviving corporation and their respective subsidiaries will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses to directors, officers, employees and agents than those set forth in Sorin’s, Cyberonics’ and their respective subsidiaries’ certificate of incorporation, by-laws or other equivalent organizational documents as of the date of the letter of intent, except as may be required by applicable law. The contractual indemnification rights, if any, existing as of the date of the letter of intent, of the directors, officers, employees and agents of Sorin and Cyberonics will be assumed by LivaNova and Cyberonics and will continue in full force and effect in accordance with their terms following the completion of the mergers.

Additionally, for the benefit of Sorin’s and Cyberonics’ former directors and officers, prior to completion of the Mergers, Cyberonics and Sorin will be permitted and, if Cyberonics or Sorin are unable to or do not do so, LivaNova will or will cause the Cyberonics Merger surviving corporation following the completion of the Mergers to, as applicable, obtain and fully pay the premium for a “tail” directors’ and officers’ liability insurance and indemnification policy that provides coverage for a period of six (6) years from the effective times for events occurring prior to the effective times, that is no less favorable in the aggregate than Cyberonics’ existing policies, except as may be required by law, and that has a cost not in excess of 300% of the last annual premiums paid by Sorin or Cyberonics, as the case may be, prior to the date of the Merger Agreement for the directors’ and officers’ insurance currently in place in effect for such party as of the date of the Merger Agreement. In the event the annual premiums necessary to provide such coverage exceed 300% of the last annual premium paid prior to the date of the Merger Agreement, LivaNova or Cyberonics, as the case may be, will obtain a policy with the greatest amount of coverage available for a cost not to exceed such amount.

In the event either LivaNova or Cyberonics (or both) later consolidates with or merges into another person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its assets to another person, then proper provision will be made such that the surviving or continuing company will assume the indemnification and insurance obligations of LivaNova and/or Cyberonics, as the case may be, set forth in the Merger Agreement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Milan, Italy on this 19th day of October, 2015.

LIVANOVA PLC

By:	/s/ André-Michel Ballester
André-Michel Ballester
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Taylor Pollock as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ André-Michel Ballester Name: André-Michel Ballester	Director and Chief Executive Officer (Principal Executive Officer)	October 19, 2015

/s/ Vivid Sehgal Name: Vivid Sehgal	Chief Financial Officer (Principal Financial Officer)	October 19, 2015

/s/ Piero Vecchi Name: Piero Vecchi	Controller (Principal Accounting Officer)	October 19, 2015

/s/ Daniel J. Moore Name: Daniel J. Moore	Director and Chairman	October 19, 2015

/s/ Rosario Bifulco Name: Rosario Bifulco	Director	October 19, 2015

/s/ Hugh Morrison Name: Hugh Morrison	Director	October 19, 2015

/s/ Alfred J. Novak Name: Alfred J. Novak	Director	October 19, 2015

/s/ Arthur L. Rosenthal Name: Arthur L. Rosenthal	Director	October 19, 2015

/s/ Francesco Bianchi Name: Francesco Bianchi	Director	October 19, 2015

/s/ Sharon O’Kane Name: Sharon O’Kane	Director	October 19, 2015

/s/ Stefano Gianotti Name: Stefano Gianotti	Director	October 19, 2015

/s/ Taylor Pollock Name: Taylor Pollock	Authorized Representative in the United States	October 19, 2015

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Form of Articles of Association of LivaNova PLC (f/k/a Sand Holdco PLC) is incorporated by reference to Annex D to the LivaNova PLC prospectus filed with the Commission pursuant to Rule 424(b)(3) on August 21, 2015 (Registration File No. 333-203510)

4.1*	LivaNova PLC 2015 Incentive Award Plan through which ordinary shares under the LivaNova PLC Employee Benefit Trust can be issued or allocated, as the case may be

4.2	Cyberonics, Inc. 2009 Stock Plan, as amended, is incorporated by reference to Appendix A to Cyberonics’ Proxy Statement on Schedule 14A, filed on August 2, 2012 (Registration File No. 000-19806)

4.3	Cyberonics, Inc. 2005 Stock Plan, as amended, is incorporated by reference to Exhibit 10.2 to Cyberonics’ Quarterly Report on Form 10-Q for the quarter ended October 24, 2008 (Registration File No. 000-19806)

4.4	Cyberonics, Inc. Amended and Restated 1997 Stock Plan, as amended, is incorporated by reference to Exhibit 10.1 to Cyberonics’ Quarterly Report on Form 10-Q for the quarter ended October 24, 2008 (Registration File No. 000-19806)

4.5	Cyberonics, Inc. Amended and Restated 1996 Stock Plan, as amended, is incorporated by reference to Exhibit 4.1 to Cyberonics’ Registration Statement on Form S-8, filed on July 25, 2002 (Registration File No. 333-97095)

4.6	Amended and Restated Cyberonics, Inc. New Employee Equity Inducement Plan, as amended, is incorporated by reference to Exhibit 10.3 to Cyberonics’ Quarterly Report on Form 10-Q for the quarter ended October 24, 2008 (Registration File No. 000-19806)

5.1*	Opinion of Latham & Watkins LLP (London)

23.1*	Consent of PricewaterhouseCoopers S.p.A. (Sorin S.p.A.)

23.2*	Consent of Reconta Ernst & Young S.p.A. (Sorin S.p.A.)

23.3*	Consent of KPMG LLP (Cyberonics, Inc.)

23.4*	Consent of Latham & Watkins LLP (London) (included in Exhibit 5.1)

24.1*	Powers of Attorney (included in the signature page of the Registration Statement)

99.1*	Consent of Rothschild S.p.A. (Sorin S.p.A.)

99.2*	Consent of Piper Jaffray & Co. (Cyberonics, Inc.)

*	Filed herewith.